Exhibit 99.1

Trex Company Announces First-Quarter Net Sales of $108 Million, EPS of $1.25

  Record Quarterly Income
  2Q13 Revenue Guidance of $103 Million

WINCHESTER, Va.--(BUSINESS WIRE)--May 3, 2013--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 totaled $107.9 million compared to net sales of $96.1 million for the 2012 first quarter, an increase of 12%. The Company reported net income of $21.6 million, or $1.25 per diluted share, for the 2013 period compared to $12.3 million, or $0.74 per diluted share, for the prior-year period, a 70% increase.

Chairman, President and CEO Ronald W. Kaplan commented, “This was an excellent quarter, with substantial increases in many key financial metrics. Most significantly, we achieved the best quarterly income performance in Trex’s history. Our new record reflects the continual enhancements we have been making to our product platform, operations, distribution network and marketing strategies.

“Our ‘good, better, best’ decking and railing line-up has been well received, and we are pleased with the gains we are making in the sale of our new railing options. During the quarter, we continued to leverage our low-cost manufacturing competitive advantage. We achieved a 38.8% gross margin, exceeding the 2012 quarter’s by 190 basis points. Excluding a 90-basis-point non-recurring LIFO inventory benefit realized in the 2012 quarter, gross margin improved by 280 basis points.

“In April we won four 2013 Platinum Awards and one Gold Award for Design Excellence in a competition sponsored by Design Journal magazine that draws approximately 2,000 entries from 500 companies each year. These awards reinforce the positive professional and consumer feedback we have been receiving for Trex’s expanded portfolio of high-performance products.

“With the outstanding reception our 2013 product platform is garnering, coupled with our high-profile Engineered Artistry branding campaign and the strengthening home remodeling market, we are confident about our prospects for 2013. For the second quarter, we expect net sales of approximately $103 million, a gain of 10% from last year’s period.”

First-Quarter 2013 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first-quarter 2013 results on Friday, May 3, 2013 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #34072251. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$107,880	$96,100

Cost of sales	66,020	60,681

Gross profit	41,860	35,419

Selling, general and administrative expenses	19,842	18,601

Income from operations	22,018	16,818

Interest expense, net	251	4,411

Income before income taxes	21,767	12,407

Provision for income taxes	198	96

Net income	$21,569	$12,311

Basic earnings per common share	$1.28	$0.80

Basic weighted average common shares outstanding	16,883,111	15,473,777

Diluted earnings per common share	$1.25	$0.74

Diluted weighted average common shares outstanding	17,280,445	16,717,987

Comprehensive income	$21,569	$12,311

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Mar-13	31-Dec-12

ASSETS
Current Assets:

Cash and cash equivalents	$1,902	$2,159
Accounts receivable, net	117,385	26,542
Inventories	15,034	17,521
Prepaid expenses and other assets	1,338	2,188
Income taxes receivable	514	435
Deferred income taxes	3,837	3,792
Total current assets	140,010	52,637
Property, plant and equipment, net	102,246	104,425
Goodwill and other intangibles	10,548	10,550
Other assets	970	1,003
Total Assets	$253,774	$168,615
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:

Accounts payable	$13,035	$11,161
Accrued expenses	13,351	18,818
Accrued warranty	7,500	7,500
Line of credit	72,000	5,000
Total current liabilities	105,886	42,479
Deferred income taxes	7,161	7,353
Non-current accrued warranty	19,806	21,487
Other long-term liabilities	3,889	3,310
Total Liabilities	136,742	74,629
Stockholders’ Equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 17,174,484 and 17,010,493 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	172	170
Additional paid-in capital	100,113	98,638
Retained earnings (deficit)	16,747	(4,822)
Total Stockholders’ Equity	117,032	93,986
Total Liabilities and Stockholders’ Equity	$253,774	$168,615

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

OPERATING ACTIVITIES
Net income	$21,569	$12,311
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	4,164	7,120
Other non-cash charges	591	752
Changes in operating assets and liabilities	(92,277)	(65,572)

Net cash used in operating activities	$(65,953)	$(45,389)

INVESTING ACTIVITIES	$(1,812)	$(1,167)

FINANCING ACTIVITIES	$67,508	$46,861

Net increase (decrease) in cash and cash equivalents	$(257)	$305
Cash and cash equivalents at beginning of period	$2,159	$4,526

Cash and cash equivalents at end of period	$1,902	$4,831

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
LHA
Harriet Fried, 212-838-3777